Exhibit 99.1

Global Partners Generates Record Third-Quarter Gross Profit of $35.1 Million

  Wholesale Gasoline Business Drives Financial Performance
  Net Income of $0.5 Million, $0.03 Per Unit
  EBITDA of $12.5 Million, Up 26%
  Distributable Cash Flow of $5.4 Million, Up 9%

WALTHAM, Mass.--(BUSINESS WIRE)--November 4, 2010--Global Partners LP (NYSE: GLP) today reported financial results for the three months ended September 30, 2010.

Net income for the third quarter of 2010 was $551,000, or $0.03 per diluted limited partner unit, compared with net income of $2.1 million, or $0.15 per diluted limited partner unit, for the same period in 2009.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended September 30, 2010 was $12.5 million, compared with $10.0 million for the third quarter of 2009.

Distributable cash flow for the third quarter of 2010 was $5.4 million, compared with $5.0 million for the comparable period in 2009.

EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended September 30, 2010 and 2009.

“Our wholesale business, led by gasoline, drove a strong third-quarter financial performance,” said Eric Slifka, President and Chief Executive Officer of Global Partners. “Gross profit increased 20 percent to a record $35.1 million on a 49 percent increase in wholesale gasoline net product margin, while third-quarter total product volume grew 10 percent to nearly 770 million gallons.”

“Our improved results are due to a variety of factors, including our increasing presence in the gasoline market, logistical and supply expertise, and growing ethanol capability. We also benefited from favorable conditions in both the gasoline and distillate markets,” Slifka said.

“In recent months we achieved two key milestones that we believe will add significantly to our earnings power and the long-term growth potential of the Partnership,” Slifka continued. “We successfully closed and integrated our acquisition of the Mobil gas stations and related supply business, a transaction that encompasses 190 properties in New England and fuel supply rights to an additional 31 locations. In addition, we recently completed our Albany ethanol and rail expansion project, which is up and running on schedule. The Albany terminal last month received its first 80 unit rail-car delivery of ethanol, shipped on a single rail line directly from the Midwest. We believe that the supply efficiencies we gain through this expansion project should position us as a premiere, cost-effective supplier of gasoline and ethanol in the Northeast.”

Sales for the third quarter of 2010 were $1.5 billion, compared with $1.3 billion for the same period in 2009, reflecting both higher commodity prices and higher volume in the 2010 period. Wholesale segment sales were $1.5 billion and $1.2 billion in the third quarter of 2010 and 2009, respectively, accounting for approximately 94 percent of total sales in each period. Commercial segment sales were $94.7 million and $77.6 million in the third-quarter of 2010 and 2009, respectively, accounting for approximately 6 percent of total sales in each period.

Combined product volume totaled 770.0 million gallons in the third quarter of 2010, compared with 697.7 million gallons in the third quarter of 2009, driven primarily by higher gasoline volume. Wholesale segment volume increased to 715.4 million gallons in the third quarter of 2010, from 651.0 million gallons for the 2009 third quarter. Commercial segment volume increased 17 percent to 54.5 million gallons in the third quarter of 2010 from 46.7 million gallons for the same period in 2009.

Combined gross profit improved to a third-quarter record of $35.1 million from $29.3 million for the same period in 2009. Within the wholesale segment, which accounted for the improvement, distillate net product margin increased 19 percent to $18.4 million in the third quarter of 2010, compared with $15.5 million in the year-earlier period. Gasoline net product margin increased 49 percent to $16.4 million from $11.0 million in the third quarter of 2009. Residual oil net product margin increased 3 percent to $1.9 million for the three months ended September 30, 2010 from $1.8 million in the third quarter of 2009.

Recent Highlights

  The Board of Directors of Global Partners’ general partner, Global GP LLC, declared a quarterly cash distribution of $0.4950 per unit ($1.98 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from July 1 through September 30, 2010. The distribution, which represents a 1.5 percent increase over the quarterly distribution of $0.4875 per unit paid in August 2010, will be paid November 12, 2010 to unitholders of record as of the close of business November 3, 2010.

Business Outlook

“We are pleased with our financial and operating results through the first nine months of 2010,” Slifka said. “Our acquisition of the Mobil assets creates significant new year-round income for the Partnership, while our new ethanol and rail expansion project expands our position in the important and growing renewable fuels market. Based on our recent strategic transactions and projects, we believe that we are well-positioned to conclude the year on a strong note and enter 2011 with positive momentum.”

Financial Results Conference Call

Management will review Global Partners’ third-quarter 2010 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)

(201) 689-8881 (International)

The call also will be webcast live and archived on the Global Partners' website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership's:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. In December 2009, we amended our partnership agreement to restate the provisions governing conversion of the subordinated units to use distributable cash flow to test whether we have "earned" the minimum quarterly distribution. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products in the Northeast. The Partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the New England states and New York. In addition, the Partnership owns and supplies fuel to 190 Mobil branded retail gas stations in New England, and also supplies Mobil branded fuel to 31 independently-owned stations. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "may," "believe," "should," "could," "expect," "anticipate," “plan,” “intend,” "estimate," “foresee,” "continue," “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements. Forward-looking statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause future results to be materially different from the results stated or implied in this news release. For additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP's Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent filings the Partnership makes with the Securities and Exchange Commission. Developments in any of these areas could cause Global Partners LP’s results to differ materially from results that have been or may be anticipated or projected. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date of this news release or, in the case of forward-looking statements, contained in any document incorporated by reference, the date of such document, and Global Partners LP expressly disclaims any obligation or undertaking to update these statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Sales	$1,546,839	$1,285,331	$5,046,285	$4,119,435
Cost of sales	1,511,744	1,256,058	4,931,461	4,011,659
Gross profit	35,095	29,273	114,824	107,776

Costs and operating expenses:
Selling, general and administrative expenses	17,246	13,859	47,715	45,233
Operating expenses	10,405	8,666	28,867	26,278
Amortization expenses	1,005	747	2,430	2,350
Total costs and operating expenses	28,656	23,272	79,012	73,861

Operating income	6,439	6,001	35,812	33,915

Interest expense	(5,888)	(3,742)	(14,326)	(10,940)

Income before income tax expense	551	2,259	21,486	22,975

Income tax expense	-	(200)	(387)	(1,075)

Net income	551	2,059	21,099	21,900

Less: General partner's interest in net income, including incentive distribution rights(1)	(72)	(86)	(518)	(529)

Limited partners' interest in net income	$479	$1,973	$20,581	$21,371

Basic net income per limited partner unit(2)	$0.03	$0.15	$1.30	$1.64

Diluted net income per limited partner unit(2)	$0.03	$0.15	$1.28	$1.60

Basic weighted average limited partner units outstanding	16,934	12,979	15,824	13,037

Diluted weighted average limited partner units outstanding	17,180	13,304	16,075	13,334

(1) Calculation includes the effect of the public offering on March 19, 2010 and, as a result, the general partner's interest was reduced to 1.34% for the three months ended September 30, 2010 and, based on a weighted average, 1.60% for the nine months ended September 30, 2010. For the three and nine months ended September 30, 2009, the general partner's interest was 1.73%.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the General Partner's general partner interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$4,592	$662
Accounts receivable, net	304,007	335,912
Accounts receivable - affiliates	1,313	1,565
Inventories	531,782	465,923
Brokerage margin deposits	10,493	18,059
Fair value of forward fixed price contracts	13,268	3,089
Prepaid expenses and other current assets	56,640	37,648
Total current assets	922,095	862,858

Property and equipment, net	417,019	159,292
Intangible assets, net	45,461	28,557
Other assets	12,630	1,996

Total assets	$1,397,205	$1,052,703

Liabilities and partners' equity
Current liabilities:
Accounts payable	$243,415	$243,449
Working capital revolving credit facility - current portion	185,273	221,711
Environmental liabilities - current portion	5,684	3,296
Accrued expenses and other current liabilities	78,088	77,604
Income taxes payable	-	461
Obligations on forward fixed price contracts and other derivatives	21,414	21,114
Total current liabilities	533,874	567,635

Working capital revolving credit facility - less current portion	280,427	240,889
Revolving credit facility	300,000	71,200
Environmental liabilities - less current portion	31,199	2,254
Accrued pension benefit cost	1,657	2,751
Deferred compensation	2,156	1,840
Other long-term liabilities	19,298	8,714
Total liabilities	1,168,611	895,283

Partners' equity	228,594	157,420

Total liabilities and partners' equity	$1,397,205	$1,052,703

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Reconciliation of net income to EBITDA
Net income	$551	$2,059	$21,099	$21,900
Depreciation and amortization and amortization of deferred financing fees	6,087	3,979	14,661	12,017
Interest expense	5,888	3,742	14,326	10,940
Income tax expense	-	200	387	1,075
EBITDA	$12,526	$9,980	$50,473	$45,932

Reconciliation of net cash (used in) provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(83,522)	$5,597	$(32,958)	$25,778
Net changes in operating assets and liabilities and certain non-cash items	90,160	441	68,718	8,139
Interest expense	5,888	3,742	14,326	10,940
Income tax expense	-	200	387	1,075
EBITDA	$12,526	$9,980	$50,473	$45,932

Reconciliation of net income to distributable cash flow
Net income	$551	$2,059	$21,099	$21,900
Depreciation and amortization and amortization of deferred financing fees	6,087	3,979	14,661	12,017
Maintenance capital expenditures	(1,205)	(1,060)	(2,262)	(3,655)
Distributable cash flow	$5,433	$4,978	$33,498	$30,262

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(83,522)	$5,597	$(32,958)	$25,778
Net changes in operating assets and liabilities and certain non-cash items	90,160	441	68,718	8,139
Maintenance capital expenditures	(1,205)	(1,060)	(2,262)	(3,655)
Distributable cash flow	$5,433	$4,978	$33,498	$30,262

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary